IMAGES OF LIFE, INC.
[A DEVELOPMENT STAGE COMPANY]

Peoria, Arizona

FINANCIAL STATEMENTS

With

INDEPENDENT AUDITORS REPORT


April 30, 1998






Prepared By:

Cordovano and Harvey P.C.
Certified Public Accountants
Denver, Colorado




IMAGES OF LIFE, INC.
[A Development Stage Company]

Index to Financial Statements
At and for the four months ended April 30, 1998
For the period September 23 1997 [inception] through April 30
1998


Independent Auditors Report

Balance Sheet

Statement of Operations

Statement of Shareholders Equity

Statement of Cash Flows

Summary of Significant Accounting Policies

Notes to Financial Statements




To the Board of Directors and Shareholders
Images of Life, Inc.


Independent Auditors Report

We have audited the balance sheet of Images of life, Inc. [a development stage company] as of April 30 1998 and the related statements of operations, shareholders equity, and cash flows for the period from September 23, 1997 [inception] through April 30, 1998 and from January 1, 1998 through April 30 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly the financial position of Images of Life Inc., as of April 30, 1998 and the results of its operations and its cash flows for the period from September 30, 1997 [inception] through April 30, 1998 and January 1, 1998 through April 30, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the company will continue as a going concern. As discussed in Note E to the financial statements, the company has incurred net losses since its inception and has not yet commenced operations which raises substantial doubt as to its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Cordovano and Harvey P.C.
Denver, Colorado
June 23, 1998


IMAGES OF LIFE, INC.
[A Development Stage Company]

BALANCE SHEET
April 30, 1998

ASSETS


CURRENT ASSETS
      Cash                                              $    242
                            TOTAL CURRENT ASSETS        $    242

ORGANIZATION COSTS,
- net of $232 accumulated amortization                  $  1,768
                                                        $  2,010


LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES
     Accrued expenses                                   $  1,400
                         TOTAL CURRENT LIABILITIES      $  1,400

SHAREHOLDER'S EQUITY
Common stock, $.001 par value, 15,000,000 shares
authorized, 5,000,000 shares issued and outstanding     $  5,000
Additional paid-in capital                              $ 67,305
Deficit accumulated during development stage            $[71,695]
                         TOTAL SHAREHOLDER'S EQUITY     $    610
                                                        $  2,010


See accompanying summary of significant accounting policies and notes to financial statements




IMAGES OF LIFE, INC.
[A Development Stage Company]


STATEMENT OF OPERATIONS

                                                     Inception
                                    Four months    Sept. 23 1997
                                        Ended         Through
                                   April 30 1998   April 30 1998

REVENUE
Sales of Carvings                        712               712
                   TOTAL REVENUE    $    712          $    712

COSTS AND EXPENSES
Web site development                      -             15,000
Officer compensation [Note B]          4,494            12,844
Consulting [Note B]                       -              4,500
Investment banking                        -             15,000
Marketing and advertising                 -             10,000
Legal and accounting                   1,200             4,900
Molds and supplies                     2,973             5,765
Amortization                             132               232
General and administration             1,469             4,166
      NET LOSS BEFORE INCOME TAXES    (9,556)          (71,695)

INCOME TAXES [Note E]
Current Benefit                        2,164            16,893
Deferred expense                      (2,164)          (16,893)
      NET LOSS                        (9,556)          (71,695)


Basic loss per common share               *                 *
Basic weighted average common
Shares outstanding                  5,000,000         5,000,000

*less than $.01 per share

See accompanying summary of significant accounting policies and notes to financial statements




 IMAGES OF LIFE, INC.
[A Development Stage Company]

STATEMENT OF SHAREHOLDER'S EQUITY
Sept. 23, 1997 [inception] through April 30, 1998

                                        Additional
                              Common Stock   paid in  Retained
                             Shares  Amount  Capital  Deficit  Total

Balance, September 23 1997     -      $  -   $   -     $   -   $  -

Shares issued for cash into
public offering net of $6,195
offering costs             1,500,000  1,500   67,305           68,805

Issuance of common
stock for services         3,500,000  3,500      -        -      3,500

Net loss for period ended
December 31 1997          .           .  -     . -     (62,139)(62,139)

BALANCE,DECEMBER 31 1997   5,000,000  5,000   67,305   (62,139) 10,166

Net loss for period ended
April 30 1998             .           .  -     . -     (9,556)  (9,556)

BALANCE April 30 1998     5,000,000   5,000   67,305   (71,695)    610


See accompanying summary of significant accounting policies and notes to financial statements




 IMAGES OF LIFE, INC.
[A Development Stage Company]

STATEMENT OF CASH FLOWS

                                                     Inception
                                    Four months    Sept. 23 1997
                                        Ended         Through
                                   April 30 1998   April 30 1998

OPERATING ACTIVITIES
Net Loss                              $    (9,556)      $   (71,695)

Non-cash transactions
 Amortization expense                         132               232
 Stock issued for services                     -              3,500
Changes in working capital
 Prepaid expenses                           5,000                -
 Accounts Payable and accrued expenses      1,200             1,400
  NET CASH (USED IN) OPERATING ACTIVITIES  (3,224)          (66,563)


INVESTING ACTIVITIES
 Payments for organization costs            . -               2,000
NET CASH (USED IN)INVESTING ACTIVITIES        -               2,000

FINANCING ACTIVITIES
 Proceeds from issuance of common stock       -              75,000
 Offering costs                            .  -              (6,195)
NET CASH (USED IN)FINANCING ACTIVITIES        -              68,805

NET INCREASE IN CASH AND EQUIVALENTS       (3,224)              242

Cash and equivalents beginning of period    3,466                -

Cash and equivalents end of period            242               242

Supplemental disclosure of cash flow information
 Cash paid for interest                       -                  -
 Cash paid for income taxes                   -                  -

Non-cash investing and financing activities                  $3,500

See accompanying summary of significant accounting policies and notes to financial statements





IMAGES OF LIFE, INC.
[A Development Stage Company]

Summary Of Significant Accounting Policies
April 30, 1998

Development stage company
Images of life Inc. [the "Company"] is in the development stage in accordance with Statement of Financial Accounting Standard[S
FAS] No. 7.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly actual results could differ from those estimates.

Cash Equivalents
For the purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with original maturity of three months or less to be cash equivalents.

Organization Costs and Amortization
Organization costs are recorded at cost. Amortization is calculated by the straight-line method over a period of sixty months.

Income Taxes
Income taxes are provided for the tax effects of transactions reported in the financial statements consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and tax bases of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

New Accounting Pronouncement
In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 [SFAS 128] "Earnings per Share". SFAS 128 specifies the computation, presentation, and disclosure requirements of earnings per share and supersedes Accounting Principle Board Opinion No. 15 "Earnings per Share". SAFS 128 requires a dual presentation of basic and diluted earnings per share. Basic earnings per share, which excludes the impact of common stock equivalents replaces primary earnings per share. Diluted earnings per share which utilizes the average market price per share as opposed to the greater of the average market price per share or ending market price per share when applying the treasury stock method in determining common stock equivalents, replaces fully-diluted earnings per share. SFAS 128 is effective for the company in 1997 and the related information is included in the accompanying statements of operations.



IMAGES OF LIFE, INC.
[A Development Stage Company]

Notes to Financial Statements
April 30, 1998

Note A: Background
Company was incorporated under the laws of the State of Nevada on September 25, 1997. The principal activities from its inception have been organizational matters and the sale and issuance of shares of its $.001 par value common stock. Company was formed to mold and mass-produce areas wood carvings and sculptures such a cigar store Indians, bears, eagles, and coyotes and to sell these products utilizing various means of retail distribution.

Note B: Related Party Transactions
On September 30, 1997 the Board of Directors approved issuance of 3,500,000 shares of the Company's $.001 par value common stock to the Company's president in exchange for consulting servicers rendered on behalf of a company in the amount of $3,500. The $3,500 is included in the accompanying financial statements a consulting expense. Additionally, the Company agreed to pay the company's president up to $20,000 from the inception of the company over a period of six months. Actual amounts paid to the president from September 23, 1997 through December 31, 1997 and January 1, 1998 through April 30, 1998 were $8,350 and $4,494 respectively.

Note C: Income Taxes
The following is a reconciliation of the U.S. Statutory Federal
Income Tax to effective tax rates at April 30, 1998:

U.S. Statutory Rate                                   15.00%
  [graduated for income less than $50,000]
State income tax rate, net of federal effect           7.65%
Net Operating Losses for which there is no benefit   (22.65%)
Effective Tax Rate                                      0%

The benefit for income taxes from operations consisted of the following components: current tax benefit of $2,164, resulting from net loss before income tax and deferred tax expense of $2,164 resulting from the valuation allowance recorded against the deferred tax asset resulting from net operating losses. The change in the valuation allowance from September 23, 1997 [inception] through April 30, 1998 was $14,729. Net operating loss carryforwards will expire in 2012.

The valuation allowance will be evaluated the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced: reduction could result in the complete elimination of the allowance if positive evidence indicates to that the value of the deferred tax asset is no longer impaired and allowance is no longer required.

Note D: Public Stock Offering
During the period ended Oct. 22, 1997 pursuant to an exemption under rule 504 of Regulation D. of the Securities Act of 1933, as amended [the "Act"], the Company sold solely to unaccredited, accredited and/or sophisticated investors, 1,500,000 to shares of its $.001 par value, common stock at a price of $.05 per share for total proceeds of $75,000.

The offering was oversubscribed by 50,000 shares or $2,500.  The
Company refunded the excess to the subscriber.

Note E: Going Concern
As of April 30, 1998 the company had net losses since inception and had no operations which raises substantial doubt about its ability to continue as a going concern. The Company's intent was to engage in the mass production and retail of its carvings and sculptures.

The Company raised initial working capital through public offering of its common stock. Proceeds from the offering were not sufficient to enable a company to commence nor achieve profitable operations. The Company's ability to continue a going concern is ultimately dependent upon achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note F: Subsequent Event
On May 11, 1998 the Board of Directors decided to consider several options which include but are not limited to the sale of the Company or possible merger with appropriate merger candidate.